Exhibit 99.1

Polaris Reports Record First Quarter 2013 Results; EPS Increased 26% to $1.07 on 11% Sales Growth

First Quarter Highlights:

  Net income increased 26% to $75.5 million, or $1.07 per diluted share, with sales increasing 11% to $745.9 million, setting new records for first quarter sales and earnings.
  Off-Road Vehicle sales increased 7% in the first quarter 2013 despite difficult first quarter 2012 comparisons, and PG&A sales increased 27% during the 2013 first quarter.
  Raising guidance for full year 2013 earnings to a range of $5.05 to $5.20 per diluted share, an increase of 15% to 18% over 2012 based on projected full year 2013 sales growth of 12% to 15%.

MINNEAPOLIS--(BUSINESS WIRE)--April 23, 2013--Polaris Industries Inc. (NYSE: PII) today reported record first quarter net income of $75.5 million, or $1.07 per diluted share, for the quarter ended March 31, 2013. By comparison, 2012 first quarter net income was $60.1 million, or $0.85 per diluted share. Net sales for the first quarter 2013 totaled $745.9 million, which represents an increase of eleven percent from last year’s first quarter sales of $673.8 million.

“We are pleased that consumers and enthusiasts around the world continued to make Polaris their brand and product of choice during the first quarter of 2013. While Off-Road Vehicles (“ORVs”) and motorcycles faced challenging 2012 comparisons, we were again able to outpace the industry and increase market share in both product lines. Our snowmobile business also generated strong retail sales and market share growth during the first quarter,” commented Scott Wine, Polaris’ Chairman and CEO.

“Two key tenets of Polaris’ long-term strategy are growing globally and growing through adjacencies. Our acquisition earlier this month of Aixam Mega S.A.S., a profitable European on-road quadricycle business, aligns perfectly with those two objectives and furthers our penetration into the $4+ billion global small vehicles market. Aixam Mega broadens our product line portfolio, complements our GEM and Goupil businesses, boosts our European distribution network, and enhances our competitive advantage in small vehicles. Additionally, we finalized the location of our new European manufacturing facility, which will be located in Opole, Poland. This facility will add much needed ORV capacity and serve our European markets with locally designed and manufactured products. We expect to break ground during this years’ second quarter and the facility should be operational by the fall of 2014.”

“During the quarter, we also launched the highly anticipated Polaris Brutus and Bobcat utility vehicles, co-developed with Bobcat. We are pleased with the vehicles’ performance and the initial market reaction from dealers and customers has been positive. Shipments to both the Bobcat and Polaris’ new commercial channels will begin in April.”

Wine concluded, “Not unexpectedly, we saw a degree of timidity in some customer segments that corresponded with the payroll tax increases that took effect at the start of the year. We remain cautious of the economic risks in both North America and Europe, but believe our strong team and commercial plans, along with our near term product pipeline, headed by the new Indian motorcycle, will enhance growth in the second half of 2013. With our solid start to the year, we feel confident in raising our 2013 full year sales and earnings guidance.”

2013 Business Outlook

Based on Polaris’ performance during the 2013 first quarter, projections for the remainder of the calendar year and reflecting the acquisition of Aixam Mega completed in April 2013, the Company is increasing its 2013 full year sales and earnings guidance. The Company now expects full year 2013 earnings to be in the range of $5.05 to $5.20 per diluted share, an increase of 15 to 18 percent over earnings of $4.40 per diluted share for the full year 2012. Sales for the full year 2013 are now expected to grow in the range of 12 to 15 percent.

First Quarter Performance Summary (in thousands except per share data)
	Three Months ended March 31,
Product Line Sales	2013	2012	Change
Off-Road Vehicles	$ 541,272	$ 504,567	7%
Snowmobiles	14,714	4,647	217%
On-Road Vehicles	62,856	64,656	-3%
Parts, Garments & Accessories	127,067	99,880	27%
Total Sales	$ 745,909	$ 673,750	11%
Gross Profit	$ 216,648	$ 194,963	11%
Gross profit as a % of sales	29.0%	28.9%	+10 bps
Operating Expenses	$ 124,753	$ 110,599	13%
Operating expenses as a % of sales	16.7%	16.4%	+30 bps
Operating Income	$ 101,969	$ 91,547	11%
Operating Income as a % of sales	13.7%	13.6%	+10 bps
Net Income	$ 75,464	$ 60,078	26%
Net income as a % of sales	10.1%	8.9%	+120 bps
Diluted Net Income per share	$ 1.07	$ 0.85	26%

Off-Road Vehicle (“ORV”) sales increased seven percent from the first quarter 2012 to $541.3 million. This increase reflects continued market share gains driven by new product offerings, including the highly successful RANGER XP® 900 and RANGER® 800 mid-size utility vehicles. Polaris’ North American ORV unit retail sales were up single digits percent from the very strong mid-twenties percent increase in the first quarter last year. Retail sales for side-by-sides continued to grow during the quarter, but ATVs experienced a slight decline in retail sales in the 2013 first quarter compared to a strong double digits percent increase in the 2012 first quarter. Both ATVs and side-by-side vehicles continued to gain market share again in North America during the first quarter 2013. Polaris ORV dealer inventory was up 26 percent in the 2013 first quarter compared to a year ago reflecting the continued focus on increasing availability in both established and new market segments in addition to preparing for the spring selling season. The Company estimates North American industry ORV retail sales in the first quarter 2013 declined single digits percent with core ATV industry retail sales down double digits percent during the quarter primarily attributable to unseasonably warm weather in 2012 and a late start to the spring in 2013. Sales of ORVs outside of North America decreased two percent in the first quarter 2013 when compared to the first quarter 2012, primarily due to weaker industry conditions in Australia and Europe.

Snowmobile sales totaled $14.7 million for the 2013 first quarter compared to $4.6 million for the first quarter of 2012. The North American snowmobile industry finished the season strong with industry retail sales up over 20 percent in the 2013 first quarter and up mid-single digits percent for the entire season ending March 31, 2013 due to more normal snowfall levels and later snow cover this snowmobile riding season. Polaris’ North American retail snowmobile sales once again outpaced the industry, resulting in increased market share for the season ending March 31, 2013 and four percent lower season-end North American dealer inventories for Polaris snowmobiles. During the quarter, the Company introduced eight new model year 2014 snowmobiles, including seven all-new models under the legendary INDY® name. Sales to customers outside North America increased over 100 percent in the first quarter 2013 as the Company moved additional product into the Scandinavian and Russian markets where snowfall levels drove healthy snowmobile retail sales increases.

On-Road Vehicle sales, comprised primarily of Victory motorcycles, but also including Indian motorcycles and our GEM and Goupil electric vehicles, decreased three percent from the first quarter 2012 to $62.9 million. North American industry heavyweight cruiser and touring motorcycle retail sales decreased about ten percent during the first quarter 2013 when compared to a strong mid-teens percent increase in the 2012 first quarter, which was primarily driven by the unseasonably warm weather in 2012 and a late start to spring in 2013. Over the same period, Victory North American unit retail sales decreased as well, albeit less than the overall industry, resulting in continued market share gains. This year marks the 15th anniversary of Victory motorcycles and to commemorate the occasion, Victory introduced a limited edition 15th anniversary Cross Country Tour, inspired by the first Victory motorcycle ever built. Additionally, as Polaris marches toward the full re-launch of Indian motorcycles later this year, the Company unveiled the all new Thunder Stroke 111™ engine that will power the new model year 2014 Indian motorcycles. The engine features 111 cubic inch displacement and delivers the raw power and iconic styling that have long been hallmarks of the legendary Indian Motorcycle brand. The Company’s small vehicle business grew sales double digits percent during the 2013 first quarter through added distribution and improved sales efforts for GEM and Goupil electric vehicles.

Parts, Garments and Accessories (“PG&A”) sales increased 27 percent during the first quarter 2013 compared to the same period last year. The growth was driven by double digit sales increases in all segments and product lines, with snowmobile related PG&A performing exceptionally well due to more normal snowfall and later snow cover this past riding season, which ended March 2013. Additionally, sales from the recently acquired Klim business contributed to the increase in PG&A sales in the 2013 first quarter.

Gross profit was 29.0 percent of sales for the first quarter of 2013, an increase of 10 basis points from the first quarter of 2012; while over the same period, gross profit dollars increased eleven percent to $216.6 million. The first quarter 2013 increase in gross profit dollars and margin percentage was driven by lower commodity costs, higher selling prices and production efficiencies, largely offset by unfavorable currency movements and higher promotional activities.

Operating expenses for first quarter 2013 grew 13 percent to $124.8 million or 16.7 percent of sales, compared to $110.6 million or 16.4 percent of sales for the first quarter of 2012. Operating expenses in absolute dollars and as a percent of sales for the first quarter of 2013 rose primarily due to planned strategic investments, higher sales, marketing and advertising expenses primarily related to Indian motorcycles, and increased research and development activities related to new products under development.

Income from financial services was $10.1 million during first quarter 2013, an increase of 40 percent compared to $7.2 million in the first quarter of 2012, largely due to higher income from Polaris Acceptance’s dealer inventory financing and increased volume and corresponding profitability generated from the retail credit portfolios with Sheffield, GE and Capital One.

Equity in income (loss) of affiliates was $0.4 million of expense for the first quarter 2013, which represents the Company’s portion of the start-up costs related to the Polaris/Eicher joint venture in India established in 2012.

Non-operating other income which primarily relates to foreign currency exchange rate movements and the corresponding effects on foreign currency transactions related to the Company’s foreign subsidiaries was $2.5 million in the first quarter of 2013 compared to $2.6 million in the first quarter of 2012.

The provision for income taxes for the first quarter 2013 was recorded at a rate of 26.4 percent of pretax income compared to 35.1 percent of pretax income for the first quarter 2012. The significantly lower income tax rate for the first quarter 2013 reflects a non-recurring $8.2 million benefit resulting from a combination of a) the United States Congress reinstating the research and development income tax credit retroactively for calendar year 2012 during the first quarter of 2013, and b) favorable conclusions of federal tax audits during the 2013 first quarter which allowed the release of certain income tax reserves.

Financial Position and Cash Flow

Net cash provided by operating activities was $47.8 million for the first quarter ended March 31, 2013 compared to net cash used for operating activities of $0.7 million for the first quarter of 2012. The quarter over quarter change in net cash from operating activities is the result of higher net income for the quarter and decreased working capital requirements during the 2013 first quarter period primarily due to increased accounts payable. Total debt at the end of the first quarter 2013 was $106.4 million. During the 2013 first quarter, the Company increased its quarterly dividend payment for the 18th consecutive year by 14 percent to $0.42 per share and paid a total of $28.7 million in dividends to shareholders. The Company’s debt-to-total capital ratio was 13 percent at March 31, 2013, compared to 16 percent a year ago. Cash and cash equivalents were $380.8 million at March 31, 2013, an increase of 33 percent compared to $285.9 million for the same period in 2012.

Conference Call and Webcast Presentation

Today at 9:00 AM (CDT) Polaris Industries Inc. will host a conference call and webcast to discuss Polaris’ 2013 first quarter earnings results released this morning. The call will be hosted by Scott Wine, Chairman and CEO, Bennett Morgan, President and COO, and Mike Malone, Vice President - Finance and CFO. A slide presentation and link to the audio webcast will be posted on the Investor Relations page of the Polaris web site at www.polarisindustries.com/irhome.

To listen to the conference call by phone, dial 877-706-7543 in the U.S. and Canada, or 973-200-3967 internationally. The Conference ID is # 48224205.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 855-859-2056 in the U.S. and Canada, or 404-537-3406 internationally.

About Polaris

Polaris is a recognized leader in the powersports industry with annual 2012 sales of $3.2 billion. Polaris designs, engineers, manufactures and markets innovative, high quality off-road vehicles, including all-terrain vehicles (ATVs) and the Polaris RANGER® and RZR® side-by-side vehicles, snowmobiles, motorcycles and on-road electric/hybrid powered vehicles.

Polaris is among the global sales leaders for both snowmobiles and off-road vehicles and has established a presence in the heavyweight cruiser and touring motorcycle market with the Victory and Indian motorcycle brands. Additionally, Polaris continues to invest in the global on-road small vehicle industry with Global Electric Motorcars (GEM), Goupil Industrie SA, Aixam Mega S.A.S., and internally developed vehicles. Polaris enhances the riding experience with a complete line of Polaris and KLIM branded apparel and Polaris accessories and parts.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII”, and the Company is included in the S&P Mid-Cap 400 stock price index.

Information about the complete line of Polaris products, apparel and vehicle accessories are available from authorized Polaris dealers or anytime at www.polaris.com.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2013 sales, shipments, net income, net income per share, new manufacturing operations initiatives, joint venture projects and savings in logistical and production costs, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations initiatives, product offerings, promotional activities and pricing strategies by competitors; acquisition integration costs; joint venture projects; warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	For Three Months Ended March 31,
	2013	2012
Sales	$745,909	$673,750
Cost of sales	529,261	478,787
Gross profit	216,648	194,963
Operating expenses:
Selling and marketing	54,493	45,133
Research and development	31,450	30,466
General and administrative	38,810	35,000
Total operating expenses	124,753	110,599
Income from financial services	10,074	7,183
Operating income	101,969	91,547
Non-operating expense (income):
Interest expense	1,473	1,512
Equity in loss of other affiliates	412	—
Other income, net	(2,468)	(2,577)
Income before income taxes	102,552	92,612
Provision for income taxes	27,088	32,534
Net income	$75,464	$60,078
Basic net income per share	$1.10	$0.88
Diluted net income per share	$1.07	$0.85
Weighted average shares outstanding:
Basic	68,793	68,637
Diluted	70,762	70,825

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

Subject to Reclassification	March 31, 2013	March 31, 2012

Assets
Current Assets:
Cash and cash equivalents	$380,750	$285,889
Trade receivables, net	129,332	139,626
Inventories, net	370,856	314,042
Prepaid expenses and other	30,740	30,844
Income taxes receivable	9,194	—
Deferred tax assets	85,488	79,666
Total current assets	1,006,360	850,067
Property and equipment, net	274,737	219,779
Investment in finance affiliate	56,432	44,221
Investment in other affiliates	12,421	5,000
Deferred tax assets	24,240	10,709
Goodwill and other intangible assets, net	105,096	78,187
Other long-term assets	21,603	14,870
Total Assets	$1,500,889	$1,222,833
Liabilities and Shareholders' Equity
Current Liabilities:
Current portion of capital lease obligations	$2,627	$2,736
Accounts payable	215,187	182,645
Accrued expenses:
Compensation	65,666	71,461
Warranties	40,941	40,430
Sales promotions and incentives	109,601	84,887
Dealer holdback	75,659	60,407
Other	71,930	72,271
Income taxes payable	18,017	167
Total current liabilities	599,628	515,004
Long term income taxes payable	3,616	8,120
Capital lease obligations	3,727	5,314
Long-term debt	100,000	100,000
Other long-term liabilities	62,080	45,136
Total liabilities	$769,051	$673,574
Shareholders’ Equity:
Total shareholders’ equity	731,838	549,259
Total Liabilities and Shareholders’ Equity	$1,500,889	$1,222,833

Certain reclassifications of previously reported balance sheet amounts have been made to conform to the current year presentation.

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

Subject to Reclassification	For Three Months Ended March 31,
	2013	2012
Operating Activities:
Net income	$75,464	$60,078
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,906	16,807
Noncash compensation	10,351	7,066
Noncash income from financial services	(1,052)	(743)
Noncash loss from other affiliates	412	-
Deferred income taxes	(1,170)	(2,006)
Tax effect of share-based compensation exercises	(5,379)	(6,484)
Changes in operating assets and liabilities:
Trade receivables	(10,393)	(23,110)
Inventories	(26,897)	(13,249)
Accounts payable	46,342	35,452
Accrued expenses	(80,823)	(92,236)
Income taxes payable/receivable	21,463	31,063
Prepaid expenses and others, net	(450)	(13,300)
Net cash provided by (used for) operating activities	47,774	(662)
Investing Activities:
Purchase of property and equipment	(40,113)	(20,957)
Investment in finance affiliate, net	1,607	(1,227)
Net cash used for investing activities	(38,506)	(22,184)
Financing Activities:
Borrowings under capital lease obligations	119	1,319
Repayments under capital lease obligations	(750)	(766)
Repurchase and retirement of common shares	(25,687)	(5,871)
Cash dividends to shareholders	(28,662)	(25,328)
Tax effect of proceeds from share-based compensation exercises	5,379	6,484
Proceeds from stock issuances under employee plans	4,995	6,529
Net cash used for financing activities	(44,606)	(17,633)
Impact of currency exchange rates on cash balances	(927)	1,032
Net decrease in cash and cash equivalents	(36,265)	(39,447)
Cash and cash equivalents at beginning of period	417,015	325,336
Cash and cash equivalents at end of period	$380,750	$285,889

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500